UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2010

DAIS ANALYTIC CORPORATION

(Exact name of Registrant as specified in its charter)

New York	000-53554	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11552 Prosperous Drive

Odessa, Florida 33556

(Address of principal executive offices) (Zip code)

(727) 375-8484

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Dais Analytic Corporation (the “Company”) held its 2010 Annual Meeting of Stockholders on November 22, 2010. At the meeting, stockholders re-elected all three directors nominated by the Company’s Board of Directors. In addition, stockholders ratified the appointment of Cross, Fernandez & Riley, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010, and approved to amend our Certificate of Incorporation to effect a reverse stock split of Company’s outstanding common stock at an exchange ratio of between one share of common stock for every four shares of common stock (1:4) and one share of common stock for twelve shares of common stock (1:12), with the final ratio to be determined at the discretion of the Board of Directors, and for the proper officers of the Company to implement the reverse split and file such amendment any time prior to November 22, 2011, at the Board of Director’s discretion and only in the event the Board of Directors deems such reverse split advisable to obtain financing. Set forth below are the final voting results for each of the proposals.

(1)	Election of three (3) director nominees for a one-year term.

Director	Votes For	Votes Withheld
Timothy Tangredi	15,125,037	72,138
Raymond Kazyaka Sr.	15,125,037	57,400
Robert W. Scwartz	15,125,037	57,400

(2)	Proposal to ratify the appointment of Cross, Fernandez & Riley, LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2010.

Votes For	Votes Against	Abstentions
21,538,833	64,738	2,500

(3)	to amend our Certificate of Incorporation to effect a reverse stock split of Company’s outstanding common stock at an exchange ratio of between one share of common stock for every four shares of common stock (1:4) and one share of common stock for twelve shares of common stock (1:12), with the final ratio to be determined at the discretion of the Board of Directors, and for the proper officers of the Company to implement the reverse split and file such amendment any time prior to November 22, 2011, at the Board of Director’s discretion and only in the event the Board of Directors deems such reverse split advisable to obtain financing.

Votes For	Votes Against	Abstentions
20,680,800	443,297	481,973

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAIS ANALYTIC CORPORATION

November 29, 2010	By:	/s/ Timothy Tangredi
Timothy Tangredi
Chief Executive Officer, President and Chairman